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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
                                                                        Contact:

                                                        Raymond F. Kunzmann
                                                        Chief Financial Officer
                                                        Axsys Technologies, Inc.
                                                        (201) 871-1500
                                                        www.axsys.com

                        MOLEX ENTERS AGREEMENT TO ACQUIRE
                BEAU INTERCONNECT DIVISION OF AXSYS TECHNOLOGIES

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         LISLE, IL AND ENGLEWOOD CLIFFS, NJ - FEBRUARY 4, 2000 - Molex
Incorporated (Nasdaq: MOLX and MOLXA), an international electronic components company, and Axsys Technologies, Inc. (Nasdaq: AXYS), a leading supplier of micro-positioning and precision optical products, today announced that they have entered into a definitive asset purchase agreement pursuant to which Molex has agreed to acquire substantially all of the assets and assume certain liabilities of the Beau Interconnect Division of Axsys Technologies. Beau is a leading manufacturer of electronic interconnect devices in many industrial and commercial markets with 1999 sales of approximately $19.5 million. The closing of the transaction is subject to the satisfaction or waiver of various conditions, but is currently expected to occur in the first quarter of 2000.

         "This acquisition will increase our range of products for industrial customers and further strengthen our growing position in this industry," said Fred A. Krehbiel, Molex Co-Chairman and Co-Chief Executive Officer.

         Stephen W. Bershad, Chief Executive Officer of Axsys Technologies, stated, "Beau has an excellent reputation in its markets and its leadership team has achieved excellent financial performance through the support of their customers. The sale of the Beau Interconnect Division to Molex, a strategic buyer, should provide Beau with the opportunity to achieve faster growth in the future. We believe this sale will allow Axsys to better focus on its strategically aligned businesses and provide significant capital for expansion through start-ups, strategic alliances and acquisitions."

         Molex Incorporated is a 61 year old manufacturer of electronic, electrical and fiber optic interconnection products and systems, switches and application tooling. Based in Lisle, Illinois, Molex operates 50 manufacturing facilities in 21 countries and employs approximately 15,900 people. Molex common stock (Nasdaq: MOLX) is included in the S&P 500 Index and is listed as part of the S&P 500 Electrical Equipment industry group.

         Axsys Technologies, Inc. supplies micro-positioning and precision optical products for a variety of markets including defense, space, digital imaging and electronic capital equipment. The Company also distributes precision ball bearings for industrial, consumer and other commercial applications. For more information, contact Axsys Technologies, Inc., 910 Sylvan Avenue, Englewood Cliffs, NJ 07632 - (201) 871-1500, Fax (201) 871-7750; Internet: WWW.AXSYS.COM.
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         This news release contains certain forward-looking statements including statements regarding the ability to close the sale of the Beau Interconnect Division in the first quarter of 2000, the anticipated impact of the acquisition on Molex's business and operating results, and Axsys Technologies' objective to pursue its business strategy in part through expansion. The businesses of each of Molex and Axsys Technologies are subject to a variety of risks and uncertainties in addition to those described above. As a result, actual future results and developments may be materially different from those expressed or implied in any forward-looking statement. Disclosure regarding certain of these risks and uncertainties are set forth in the Form 10-K and other documents filed by each of Molex and Axsys Technologies with the Securities and Exchange Commission.

EDITOR'S NOTE: Molex is traded on the Nasdaq National Market System in the United States, on the London Stock Exchange and (MOLX) is included in the S&P 500 Index. Axsys Technologies is traded on the Nasdaq National Market System in the United States.